UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2006

CONMED CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-16093	16-0977505
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

525 French Road
Utica, New York 13502
(Address of principal executive offices, including zip code)

(315) 797-8375
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (See General Instruction A.2 below):

࿵     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

࿵     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

࿵     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

࿵     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

As disclosed in the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, in November 2003, CONMED Corporation (the "Company") commenced litigation against Johnson & Johnson and several of its subsidiaries, including Ethicon, Inc. for violations of federal and state antitrust laws. The lawsuit claims that Johnson & Johnson engaged in illegal and anticompetitive conduct with respect to sales of product used in endoscopic surgery, resulting in higher prices to consumers and the exclusion of competition. The Company has sought relief which includes an injunction restraining Johnson & Johnson from continuing its anticompetitive practice as well as receiving the maximum amount of damages allowed by law. In October 2005, Johnson & Johnson filed a motion for summary judgment and the hearing on the motion was held on December 16, 2005.

The Company's Annual Meeting of Shareholders is scheduled to take place on Tuesday, May 16, 2006 and, in anticipation that there may be questions regarding the status of the litigation against Johnson & Johnson, the Company is providing the following update on the status of the lawsuit.

On May 2, 2006, the court issued an order denying Johnson & Johnson's motion for summary judgment. The Court has scheduled a pre-trial conference for June 2006. In its order, the Court found that there are genuine issues of material fact and that summary judgment was therefore not appropriate. The order does not represent a determination on the merits with respect to the Company's claims against Johnson & Johnson , but rather represents a ruling that the Company has produced sufficient evidence to warrant submitting the case to a jury. The Company believes that its claims are well-grounded in fact and law, but there can be no assurance that it will be successful in its claims in a trial before a jury.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONMED CORPORATION
(Registrant)

By: /s/ Robert D. Shallish, Jr.
Vice President - Finance and
Chief Financial Officer

Date:  May 15, 2006